UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 24, 2006

Cyberonics, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-19806	76-0236465
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

100 Cyberonics Blvd., Houston, Texas		77058
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	2812287200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On January 13, 2006, Cyberonics, Inc. (the "Company") entered into a Credit Agreement (the "Credit Agreement") with Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc. (the "Administrative Agent") and the lenders who are party thereto (the "Lenders"). The Credit Agreement provides for a three-year revolving line of credit in an amount up to $40 million, against which the Company has drawn the minimum $7.5 million for which it is currently required to pay interest. The Credit Agreement requires the Company, among other covenants, (a) to comply with applicable laws, including securities laws that require the filing of its annual report on Form 10-K and quarterly reports on Form 10-Q and (b) to maintain compliance with all applicable listing criteria for the principal stock market on which the Company’s common stock is listed.

As previously disclosed, the Company was not able to file timely with the Securities and Exchange Commission ("SEC") its Annual Report on Form 10-K for the year ended April 28, 2006 (the "2006 Annual Report"), its Quarterly Report on Form 10-Q for the fiscal quarter ended July 28, 2006 (the "First Quarter Form 10-Q"), and its Quarterly Report on Form 10-Q for the fiscal quarter ended October 27, 2006 (the "Second Quarter Form 10-Q") pending completion of a review by the Audit Committee of the Company’s Board of Directors regarding previous option grants and resolution of any disclosure and accounting issues arising from the results of the review.

Also as previously disclosed, the Company entered into a Consent and Amendment Agreement ("Consent") on July 27, 2006, and a further Consent on October 31, 2006, with the Administrative Agent and Lenders providing that certain events will not constitute a default under the Credit Agreement prior to October 31, 2006 and, with respect to the further Consent, December 31, 2006.

On December 29, 2006, the Company entered into a third Consent with the Administrative Agent and Lenders providing that certain events will not constitute a default under the Credit Agreement. Such events include, among other events, (a) the Company’s failure to file timely with the SEC its 2006 Annual Report on or before January 8, 2006 and its quarterly reports on Form 10-Q, including the First Quarter Form 10-Q and Second Quarter Form 10-Q, on or before February 28, 2006; (b) the Company’s failure to maintain compliance with the listing standards for The NASDAQ Global Market because of its failure to file such SEC reports; and (c) the Company’s receipt of a notice of default and demand from Wells Fargo Bank, N.A. ("Trustee") in connection with the Indenture ("Indenture") dated September 27, 2005 between the Company, as issuer, and Trustee as a result of the Company’s failure to timely file and deliver its 2006 Annual Report as purportedly required by the Indenture, so long as there is no determination by a court and the Company has not otherwise acknowledged that a default has occurred under the Indenture. The Consent further provides that, until such time as the delinquent SEC reports have been delivered to Administrative Agent and the notice of default and demand has been withdrawn by the Trustee or a court has determined that the alleged default has not occurred under the Indenture, the Company’s borrowing under the Credit Agreement is limited to $7.5 million. The Company will be required to pay interest on a minimum loan balance of $10 million starting on February 1, 2007.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, the Audit Committee of the Company’s Board of Directors has conducted a review of the Company’s stock option grants, practices and procedures and concluded that incorrect measurement dates were used for certain stock option grants. Consistent with the Audit Committee’s conclusions, on December 24, 2006, the Company entered into a Stock Option Agreement Amendment and Bonus Agreement with Michael A. Cheney correcting the measurement dates and increasing the exercise price per share of the unexercised portion of certain stock options. The Stock Option Agreement Amendment and Bonus Agreement also provides that the Company will pay Mr. Cheney a bonus in a dollar amount equal to the aggregate increase to the exercise prices for such options as follows: with respect to shares that vest prior to January 1, 2008, the bonus will be paid on or about January 15, 2008; and with respect to shares that vest on or after January 1, 2008, the bonus will be paid quarterly for shares that actually vest during the preceding fiscal quarter.

In addition, on December 28, 2006, the Company entered into a Stock Option Agreement Amendment and Bonus Agreement with Richard L. Rudolph, M.D. correcting the measurement dates and increasing the exercise price per share of the unexercised portion of certain stock options. The Stock Option Agreement Amendment and Bonus Agreement also provides that the Company will pay Dr. Rudolph a bonus in a dollar amount equal to the aggregate increase to the exercise prices for such options as follows: with respect to shares that vest prior to January 1, 2008, the bonus will be paid on or about January 15, 2008; and with respect to shares that vest on or after January 1, 2008, the bonus will be paid quarterly for shares that actually vest during the preceding fiscal quarter.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1 – Consent and Amendment Agreement dated December 29, 2006

Exhibit 10.2 – Stock Option Agreement Amendment and Bonus Agreement dated December 24, 2006 between Michael Cheney and the Company

Exhibit 10.3 – Stock Option Agreement Amendment and Bonus Agreement dated December 28, 2006 between Richard Rudolph, M.D. and the Company

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cyberonics, Inc.

January 5, 2007	By:	/s/ David S. Wise

Name: David S. Wise
Title: Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Consent and Amendment Agreement dated December 29, 2006
10.2	Stock Option Agreement Amendment and Bonus Agreement dated December 24, 2006 between Michael Cheney and the Company
10.3	Stock Option Agreement Amendment and Bonus Agreement dated December 28, 2006 between Richard Rudolph, M.D., and the Company